UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 26, 2005
Graham Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

20 Florence Avenue, Batavia, New York 14020	14020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 26, 2005, the Compensation Committee of the Board of Directors of Graham Corporation (the “Company”) approved the grant of stock options to the Company’s named executive officers and Directors under the 2000 Graham Corporation Incentive Plan to Increase Shareholder Value. Each such stock option has an exercise price of $13.90 (that being the closing price of the Company’s Common Stock on the American Stock Exchange on October 26, 2005), is immediately exercisable and shall expire 10 years from the date of grant.
Director Stock Option Grants:

Name	Number of Options
Helen H. Berkeley	2,000
Jerald D. Bidlack	2,000
William C. Denninger	2,000
H. Russel Lemcke	2,000
James J. Malvaso	2,000
Cornelius S. Van Rees	2,000
Named Executive Officer Stock Option Grants:

Name	Number of Options
William C. Johnson	12,000
J. Ronald Hansen	6,000
James R. Lines	6,000
Stephen P. Northrup	6,000
     Each stock option grant is subject to the execution by the named grantee of a stock option agreement.
     Also on October 26, 2005, the Compensation Committee reviewed the compensation of Mr. Johnson following the completion by him of approximately one year of service on behalf of the Company and approved, effective November 1, 2005, an increase in Mr. Johnson’s annual base salary to $250,000.
Item 8.01. Other Events.
     On October 27, 2005, Graham Corporation (the “Company”) issued a press release announcing a cash dividend of $.025 per share of Common Stock. The dividend will be payable January 4, 2006 to stockholders of record at the close of business on December 1, 2005. The Company’s press release announcing the dividend is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 27, 2005 of Graham Corporation regarding the payment of a cash dividend.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: October 27, 2005	By: J. Ronald Hansen
J. Ronald Hansen
Vice President — Finance & Administration and
Chief Financial Officer